UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2012

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

333-148108	59-0940416
(Commission File Number)	(I.R.S. Employer Identification No.)

2400 West Central Road, Hoffman Estates, Illinois 60192

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Eugene S. Kahn, the Chief Executive Officer of Claire’s Stores, Inc. (the “Company”) and a member of its Board of Directors, resigned from employment with the Company and as a Director effective January 6, 2012. In connection with his retirement, Mr. Kahn will be entitled to the benefits provided for under his Employment Agreement with Claire’s Inc. (the Company’s corporate parent) dated April 19, 2007, in the case of a termination without cause. A copy of the Company’s press release announcing Mr. Kahn’s resignation is filed as an exhibit to this report and is incorporated by reference herein.

(c) In connection with Mr. Kahn’s retirement as Chief Executive Officer, the Company has formed an Interim Office of the Chief Executive Officer comprised of James G. Conroy, President of Claire’s Stores, and Jay Friedman, President of Claire’s North American Division. Effective with these appointments, the Board, upon recommendation of the Company’s Compensation Committee, approved an increase in the annual salary to $700,000 for each of Messrs. Conroy and Friedman. Messrs. Conroy and Friedman, collectively, shall act as the Company’s principal executive officer while the Board of Directors conducts both an internal and external search for a new Chief Executive Officer.

Mr. Conroy, 42, has been President of Claire’s Stores since April 2009, having previously served as the Company’s Executive Vice President since December 2007. Prior to joining the Company, Mr. Conroy had 17 years of retail experience, including as a management consultant. During the nine months ended October 29, 2011, the Company paid store planning and retail design fees of approximately $1.1 million to a company owned by the brother-in-law of Mr. Conroy. Mr. Friedman, 59, became the Company’s President of North America in January 2011. From 2006 to 2010, Mr. Friedman served in various capacities with Jones Apparel Group, including President and Chief Executive Officer of Jones Retail Corporation, Nine West Group from 2006 to 2010, and Group President of Wholesale Footwear from 2006 to 2007.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 99.1 – Claire’s Stores, Inc. Press Release dated January 6, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: January 10, 2012	By:	/s/ J. Per Brodin
J. Per Brodin
Chief Financial Officer